Exhibit 3.16

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

This SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 15, 2020, by and between FRIENDABLE, INC., a Nevada corporation, with its address at 1821 S Bascom Ave., Suite 353, Campbell, California 95008 (the “Company”), and GENEVA ROTH REMARK HOLDINGS, INC., a New York corporation, with its address at 111 Great Neck Road, Suite 216, Great Neck, NY 11021 (the “Buyer”).

WHEREAS:

A.            The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B.            Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, 42,350 shares of Series C Preferred Stock of the Company (“Series C Shares”) with the rights and preferences as set forth on the Certificate of Designation of the Series C Preferred Stock attached hereto as Exhibit A (“Certificate of Designation”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer severally (and not jointly) hereby agree as follows:

1.             Purchase and Sale of Series C Shares.

a.       Purchase of Series C Shares. On the Closing Date (as defined below), the Company shall issue and sell to the Buyer and the Buyer agrees to purchase from the Company 42,350 Series C Shares with the rights and preferences as set forth in the Certificate of Designation.

b.       Form of Payment. On the Closing Date (as defined below), (i) the Buyer shall pay $38,500.00 for the Series C Shares to be issued and sold to it at the Closing (as defined below) (the “Purchase Price”) by wire transfer of immediately available funds to the Company, in accordance with the Company’s written wiring instructions, against delivery of the Series C Shares, and (ii) the Company shall deliver such duly executed and authorized Series C Shares on behalf of the Company, to the Buyer, against delivery of such Purchase Price.

c.       Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 below, the date and time of the issuance and sale of the Series C Shares pursuant to this Agreement (the “Closing Date”) shall be 12:00 noon, Eastern Standard Time on or about December 16, 2020, or such other mutually agreed upon time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date at such location as may be agreed to by the parties.

2.             Buyer’s Representations and Warranties. The Buyer represents and warrants to the Company that:

a.       The Buyer has full power and authority to enter into this Agreement, the execution and delivery of which has been duly authorized and this Agreement constitutes a valid and legally binding obligation of the Buyer, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

b.       The Buyer acknowledges its understanding that the offering and sale of the Series C Shares and the shares of common stock issuable upon conversion of the Series C Shares (such shares of common stock being collectively referred to herein as the “Conversion Shares” and, collectively with the Series C Shares, the “Securities”) is intended to be exempt from registration under the 1933 Act, by virtue of Rule 506(b) promulgated under the Securities Act of 1933, as amended, and the provisions of Regulation D promulgated thereunder. In furtherance thereof, the Buyer represents and warrants to the Company and its affiliates as follows:

i.         The Buyer realizes that the basis for the exemption from registration may not be available if, notwithstanding the Buyer’s representations contained herein, the Buyer is merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Buyer does not have any such intention.

ii.       The Buyer realizes that the basis for exemption would not be available if the offering is part of a plan or scheme to evade registration provisions of the 1933 Act or any applicable state or federal securities laws, except sales pursuant to a registration statement or sales that are exempted under the 1933 Act.

iii.       The Buyer is acquiring the Securities solely for the Buyer’s own beneficial account, for investment purposes, and not with a view towards, or resale in connection with, any distribution of the Securities.

iv.       The Buyer has the financial ability to bear the economic risk of the Buyer’s investment, has adequate means for providing for its current needs and contingencies, and has no need for liquidity with respect to an investment in the Company.

v.       The Buyer and the Buyer’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, the “Advisors”) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Securities. The Buyer also represents it has not been organized solely for the purpose of acquiring the Securities.

vii.     The Buyer (together with its Advisors, if any) has received all documents requested by the Buyer, if any, and has carefully reviewed them and understands the information contained therein, prior to the execution of this Agreement.

c.       The Buyer is not relying on the Company or any of its employees, agents, sub-agents or advisors with respect to the legal, tax, economic and related considerations involved in this investment. The Buyer has relied on the advice of, or has consulted with, only its Advisors.

d.       The Buyer has carefully considered the potential risks relating to the Company and a purchase of the Securities, and fully understands that the Securities are a speculative investment that involves a high degree of risk of loss of the Buyer’s entire investment. Among other things, the Buyer has carefully considered each of the risks described under the heading “Risk Factors” in the Company’s SEC filings.

e.       The Buyer will not sell or otherwise transfer any Securities without registration under the 1933 Act or an exemption therefrom, and fully understands and agrees that the Buyer must bear the economic risk of its purchase because, among other reasons, the Securities have not been registered under the 1933 Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the 1933 Act and under the applicable securities laws of such states, or an exemption from such registration is available. In particular, the Buyer is aware that the Securities are “restricted securities,” as such term is defined in Rule 144, and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. The Buyer also understands that the Company is under no obligation to register the Securities on behalf of the Buyer. The Buyer understands that any sales or transfers of the Securities are further restricted by state securities laws and the provisions of this Agreement.

f.       The Buyer and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering and the business, financial condition, results of operations and prospects of the Company, and all such questions have been answered to the full satisfaction of the Buyer and its Advisors, if any.

g.       The Buyer represents and warrants that: (i) the Buyer was contacted regarding the sale of the Securities by the Company (or an authorized agent or representative thereof) with whom the Buyer had a prior substantial pre-existing relationship; and (ii) no Securities were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith, the Buyer did not: (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising; or (C) observe any website or filing of the Company with the SEC in which any offering of securities by the Company was described and as a result learned of any offering of securities by the Company.

h.       The Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby.

i.        The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

j.       Legends. The Buyer understands that until such time as the Securities have been registered under the 1933 Act or may be sold pursuant to an applicable exemption from registration, the Securities shall bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) THE ISSUER OF SUCH SECURITIES RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY ACCEPTABLE TO THE ISSUER’S TRANSFER AGENT, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Security is registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to an exemption from registration without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. The Buyer agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any. In the event that the Company does not accept the opinion of counsel provided by the Buyer with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144, at the Deadline (as defined in the Certificate of Designation), it will be considered an Event of Default (as defined in the Certificate of Designation).

3.             Representations and Warranties of the Company. The Company represents and warrants to the Buyer that:

a.       Organization and Qualification. The Company and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. “Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

b.       Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Series C Shares and the issuance and reservation for issuance of the Conversion Shares issuable upon conversion or exercise thereof) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, (iii) this Agreement has been duly executed and delivered by the Company by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind the Company accordingly, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the Series C Shares, each of such instruments will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

c.       Capitalization. As of the date hereof, the authorized common stock of the Company consists of 1,000,000,000 authorized shares of common stock, $0.0001 par value per share, of which 28003333 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.0001 par value per share. On or prior to the Closing Date, the Certificate of Designation shall be filed with the Nevada Secretary of State authorizing 1,000,000 Series C Shares. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable.

d.       Issuance of Securities. The Securities upon issuance will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

e.       No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and reservation for issuance of the Conversion Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation, as amended or By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein)). The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as the Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. “Material Adverse Effect” means any material adverse effect on the business, operations, assets or financial condition of the Company or its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

f.       SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). Upon written request the Company will deliver to the Buyer true and complete copies of the SEC Documents, except for such exhibits and incorporated documents. As of their respective dates or if amended, as of the dates of the amendments, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates or if amended, as of the dates of the amendments, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company is subject to the reporting requirements of the 1934 Act.

g.       Absence of Certain Changes. Since September 30, 2020, except as set forth in the SEC Documents, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or 1934 Act reporting status of the Company or any of its Subsidiaries.

h.       Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

i.       No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Securities to the Buyer. The issuance of the Securities to the Buyer will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of any shareholder approval provisions applicable to the Company or its securities.

j.       No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be an “investment company” required to be registered under the Investment Company Act of 1940 (an “Investment Company”). The Company is not controlled by an Investment Company.

4.             COVENANTS.

a.       Best Efforts. The Company shall use its commercially reasonable efforts to satisfy timely each of the conditions described in Section 7 of this Agreement.

b.       Form D; Blue Sky Laws. The Company agrees to timely make any filings required by federal and state laws as a result of the closing of the transactions contemplated by this Agreement.

c.       Use of Proceeds. The Company shall use the proceeds for general working capital purposes.

d.       Expenses. At the Closing, the Company’s obligation with respect to the transactions contemplated by this Agreement is to reimburse Buyer’s expenses for Buyer’s legal fees and due diligence fee in an amount not to exceed $3,000.

e.       Corporate Existence. So long as the Buyer beneficially owns any Series C Shares, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except with the prior written consent of the Buyer.

f.       Breach of Covenants. If the Company breaches any of the covenants set forth in this Section 4 and such breach is not cured within five (5) days of written notice thereof from Buyer, and in addition to any other remedies available to the Buyer pursuant to this Agreement, it will be considered an event of default under the Certificate of Designation.

g.       Failure to Comply with the 1934 Act. So long as the Buyer beneficially owns any Series C Shares, the Company shall comply with the reporting requirements of the 1934 Act and the Company shall continue to be subject to the reporting requirements of the 1934 Act; any breach of the foreging shall be considered an event of default under the Certificate of Designation, provided that such breach is not cured within five (5) days of written notice thereof from Buyer.

h.       Trading Activities. Neither the Buyer nor its affiliates has an open short position in the common stock of the Company and the Buyer agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to the common stock of the Company.

i.       The Buyer is Not a “Dealer”. The Buyer and the Company hereby acknowledge and agree that the Buyer has not: (i) acted as an underwriter; (ii) acted as a market maker or specialist; (iii) acted as “de facto” market maker; or (iv) conducted any other professional market activities such as providing investment advice, extending credit and lending securities in connection; and thus that the Buyer is not a “Dealer” as such term is defined in the 1934 Act.

5.             Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of the Buyer or its nominee, for the Conversion Shares in such amounts as specified from time to time by the Buyer to the Company upon conversion of the Series C Shares in accordance with the terms of the Certificate of Designation (the “Irrevocable Transfer Agent Instructions”). In the event that the Company proposes to replace its transfer agent, the Company shall provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to this Agreement (including but not limited to the provision to irrevocably reserve shares of common stock in the Reserved Amount (as defined in the Certificate of Designation) signed by the successor transfer agent to Company and the Company. Prior to registration of the Conversion Shares under the 1933 Act or the date on which the Conversion Shares may be sold pursuant to an exemption from registration, all such certificates shall bear the restrictive legend specified in Section 2(j) of this Agreement. The Company warrants that: (i) no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Certificate of Designation; (ii) it will not direct its transfer agent not to transfer or delay, impair, and/or hinder its transfer agent in transferring (or issuing)(electronically or in certificated form) any certificate for Conversion Shares to be issued to the Buyer upon conversion of or otherwise pursuant to the Certificate of Designation or this Agreement as and when required by thereby; and (iii) it will not fail to remove (or direct its transfer agent not to remove or impair, delay, and/or hinder its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Conversion Shares issued to the Buyer upon conversion of the Series C Shares of or otherwise pursuant to the Certificate of Designation or this Agreement as and when required thereby. If the Buyer provides the Company and the Company’s transfer, at the cost of the Buyer, with an opinion of counsel in form, substance and scope customary for opinions in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates, free from restrictive legend, in such name and in such denominations as specified by the Buyer. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.             Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to issue and sell the Series C Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a.       The Buyer shall have executed this Agreement and delivered the same to the Company.

b.      The Buyer shall have delivered the Purchase Price in accordance with Section 1(b) above.

c.       The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

d.       No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.            Conditions to The Buyer’s Obligation to Purchase. The obligation of the Buyer hereunder to purchase the Series C Shares at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

a.       The Company shall have executed this Agreement and delivered the same to the Buyer.

b.       The Company shall have delivered to the Buyer the Series C Shares by way of book entry as confirmed by the Company’s transfer agent in accordance with Section 1(b) above.

c.       The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Buyer, shall have been delivered to and acknowledged in writing by the Company’s Transfer Agent.

d.       The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate or certificates, executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, but not limited to certificates with respect to the Board of Directors’ resolutions relating to the transactions contemplated hereby.

e.       No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

f.       No event shall have occurred which could reasonably be expected to have a Material Adverse Effect on the Company including, but not limited, to a change in the 1934 Act reporting status of the Company or the failure of the Company to be timely in its 1934 Act reporting obligations.

g.       The Company’s transfer agent shall be engaged to act as the transfer agent for the Series C Preferred Shares.

h.       The Certificate of Designation shall be properly authorized and filed with the Secretary of State of the State of Nevada and declared effective.

8.             Governing Law; Miscellaneous.

a.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the Eastern District of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Buyer waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement, the Series C Shares, the Certificate of Designation or any related document or agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

b.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

c.       Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

d.       Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

e.       Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties hereto.

f.       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first (1st) business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth in the heading of this Agreement with a copy by fax only to (which copy shall not constitute notice) to Naidich Wurman LLP, 111 Great Neck Road, Suite 214, Great Neck, NY 11021, Attn: Allison Naidich, facsimile: 516-466-3555, e-mail: allison@nwlaw.com. Each party shall provide notice to the other party of any change in address.

g.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

h.       Survival and Indemnification. The representations and warranties and the agreements and covenants set forth in this Agreement shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the either party. The Company agrees to indemnify and hold harmless the Buyer and all their officers, directors, employees and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred. The Buyer agrees to indemnify and hold harmless the Company and all their officers, directors, employees and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Buyer of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

i.       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

k.       Remedies. Each party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other party by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, each party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the other party of the provisions of this Agreement, that the non-breaching party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

FRIENDABLE, INC.

By:	/s/Robert Rositano
Robert Rositano Jr. Chief Executive Officer

GENEVA ROTH REMARK HOLDINGS, INC.

By:
Curt Kramer
Chief Executive Officer

AGGREGATE SUBSCRIPTION AMOUNT:
Number of Series C Preferred Shares purchased	42,350
Aggregate Purchase Price:	$38,500.00
Price per Series C Preferred Share	$0.090909

EXHIBIT A

Certificate of Designation

See attached.

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS
OF
FRIENDABLE, INC.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors of FRIENDABLE, INC., a corporation organized under the laws of the State of Nevada (the “Corporation”), duly held on December 15, 2020 at ___________ which said meeting no less than two directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to enter into the Securities Purchase Agreement dated December 15, 2020 (the “Agreement”), in connection with the issuance of up to 42,350 shares of Series C Preferred Stock of the Corporation for the aggregate purchase price of $38,500.00 (the “Preferred Stock”), upon the terms and subject to the limitations and conditions set forth in such Agreement and the Certificate of Designation along with an irrevocable letter agreement with Nevada Agency and Transfer Co., the Corporation’s transfer agent, with respect to the reserve of shares of common stock of the Corporation to be issued upon any conversion of the Preferred Stock; the issuance of such shares of common stock in connection with a conversion of the Preferred Stock; and the indemnification of Nevada Agency and Transfer Co. for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the “Letter Agreement”).

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to enter into the Agreement, issue the Preferred Stock, and enter into the Letter Agreement which provides in pertinent part: (i) reserve shares of common stock of the Corporation to be issued upon any conversion of the Preferred Stock; (ii) issue such shares of common stock in connection with a conversion of the Preferred Stock (issuance upon receipt of a notice of conversion of the holder of the Preferred Stock) without any further action or confirmation by the Corporation; and the Corporation indemnifies Nevada Agency and Transfer Co. for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement:

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

1

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by- laws and the laws of the State of Nevada, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, We have hereunto set our hands as Chief Executive Officer and Members of the Board of Directors of the Corporation.

Dated: December 15, 2020	/s/Robert Rositano
Robert Rositano Jr.,
Chief Executive Officer/ Member of the Board

Signature:
Member of the Board
Print Name:

2

OFFICER’S CERTIFICATE

The undersigned, Robert Rositano Jr., Chief Executive Officer of FRIENDABLE, INC., a Nevada Corporation (the “Company”), in connection with the authorization and issuance of 42,350 shares of Series C Preferred Stock of the Company in accordance with the Series C Preferred Stock Purchase Agreement dated December 15, 2020 by and among the Company and Geneva Roth Remark Holdings, Inc. (the “Purchase Agreement”), hereby certifies that:

1.       I am the duly appointed Chief Executive Officer of the Company.

2.       The representations and warranties made by the Company in Section 3 of the Purchase Agreement are true and correct in all material respects as of the date of this Officer’s Certificate. The capitalization of the Company described in Section 3(c) of the Purchase Agreement has not changed as of the date hereof.

3.       As of the date hereof, the Company has satisfied and duly performed all of the conditions and obligations specified in Section 7 of the Purchase Agreement to be satisfied on or prior to the Closing Date (as defined in the Purchase Agreement) or such conditions and obligations have been waived expressly in writing signed by the purchaser.

4.       The Company has complied with or, if compliance prior to Closing (as defined in the Purchase Agreement) is not required, promptly following the Closing the Company will comply with, the filing requirements in respect of this transaction under (a) Regulation D under the Securities Act of 1933, as amended (and applicable Blue Sky regulations) and (b) the Securities Exchange Act of 1934, as amended.

5.       There has been no adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since September 30, 2020, the date of the Company’s most recent financial statements delivered to the Buyers (as defined in the Purchase Agreement), other than losses and matters which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Purchase Agreement).

6.       The Company is qualified as a foreign corporation in all jurisdictions in which the Company owns or leases properties, or conducts any business except where failure of the Company to be so qualified would not have a Material Adverse Effect (as defined in the Purchase Agreement).

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of December 15, 2020.

/s/Robert Rositano
Robert Rositano Jr.
Chief Executive Officer

December 15, 2020

Nevada Agency and Transfer Company
50 W Liberty Street, Suite 880
Reno, Nevada 89501

Re: Irrevocable Transfer Agent Instructions

Ladies and Gentlemen:

FRIBNDABLB, INC., a Nevada corporation (the “Company”) and Geneva Roth Remark Holdings, Inc., a New York corporation (the “Investor”) have entered into four (4) Series C Preferred Stock Purchase Agreements dated as of December 10, 2019, March 24, 2020, October 27, 2020 and December 15, 2020 (collectively, (he “Agreements”) providing for the issuance of the 58,300 shares, 38,000 shares, 36,300 shares and 42,350 shares of Series C Preferred Stock of the Company (“Series C Shares”) respectively, which arc convertible into shares of common stock of the Company pursuant to the Certificate of Designation for a total current balance of 164,950 shares of Series C Shares owned by the Investor. A copy of the Certificate of Designation with respect to the Series C Shares is attached hereto (the “Certificate of Designation”).

You are hereby irrevocably authorized and instructed to reserve two hundred three million, one hundred twenty-four thousand, seven hundred fifty-nine (203,124,759) shares of common stock (“Common Stock”) of the Company for the Investor for issuance upon the terms stated below. The amount of Common Stock so reserved for the Investor may be increased, from time to time, by written instructions of the Company and the Investor. Once the reserve shares have been issued Nevada Agency and Transfer Company (the “Transfer Agent”) shall have no further duty or obligation to issue shares until the reserve has been increased by the Company and the Investor. You are hereby further irrevocably authorized and directed to issue the shares of Common Stock so reserved upon your receipt from the Investor of: (A)(i) a notice of conversion (“Notice of Conversion”) executed by the Investor that includes the number of shares, number of preferred shares being converted and conversion ratio; and (ii) if the Investor requests that the shares be issued without a restrictive legend, an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the Transfer Agent), to the effect that the share of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not “restricted securities” as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% of the total issued common stock of the Company. You shall have no duty or obligation to confirm the accuracy or the information set forth on the Notice of Conversion or any of the documents related thereto including, but not limited to, any legal opinion or the underlying documents between the Company and the Investor upon which govern the transaction to which the Notice of Conversion is related. The Company recognizes that if the Company desires the Transfer Agent to refrain from issuing the Common Stock as instructed on the Notice of Conversion, for any reason, the Company must obtain an order from a court of competent jurisdiction prohibiting the issuance. In the event of a stock split (forward or reverse) the reserve will automatically adjust to reflect such stock split.

The parties acknowledge that the Transfer Agent has no access to information which would allow it to monitor the Investor’s ownership of the Company’s common stock as the Investor could beneficially own shares registered in the name of a third party. Accordingly, the parties agree the Transfer Agent shall have no duty to monitor or require compliance with the limitations on the Investor’s ownership of the Company’s common stock as specified in these instructions.

The Company must be participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program in order for the shares to be delivered electronically, The shares to be issued arc to be registered in the names of the registered holder of the securities submitted for conversion or exercise. The Transfer Agent shall not be liable for any delay in delivery of shares caused by the Holder’s broker failing to initiate the electronic request in the FAST system.

Once the Series C Shares arc fully converted, the Investor agrees to provide written notification (an email being acceptable) to the Transfer Agent that the remaining reserved shares may be released. The Investor agrees to provide a copy of all conversion requests to the Company at the time the conversion request is submitted to the Transfer Agent. The terms of these Irrevocable Transfer Agent Instructions are non-assignablc and may not be transferred for the benefit of any third party without the express written consent of the Company. Any attempted assignment or transfer without such written consent shall be deemed void from its inception and shall have no legal effect. The Company hereby represents and warrants that the Investor is aware of, and agrees to, the provisions of these Instructions in connection with the transaction which led to execution of these Instructions.

The shares will be issued within three (3) business days, not counting the day of receipt, following receipt of the Notice of Conversion and legal opinion. If the Company’s account is at least 30 days past due, the Investor is responsible for the prepaid Transfer Agent conversion and DWAC fees. In no event shall the Transfer Agent be required to issue and deliver shares without the prior payment of all its fees.

The Company and the Investor intend that these instructions require the placement of a restrictive legend on all applicable share certificates unless the requirements listed below are met and the Investor provides the Transfer Agent with an acceptable legal opinion stating that share certificates can be issued without a legend. If the instructions exceed 4.99% of the total issued and outstanding the Transfer Agent shall have no duty or obligation to issue shares. So long as you have previously received confirmation from the Company (or Investor counsel) that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction, such shares should be transferred, at the option of the holder of the Series C Shares as specified in the Notice of Conversion, either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system if the Company is a participant or (ii) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares. So long as the number of shares to be issued is less than 4.99% of the total issued and outstanding common stock of the Company and you are advised by Investor counsel that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction, you are hereby instructed to place the following legends on the certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF INVESTOR COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and you are instructed to issue a certificate without such legend to the holder of any shares upon which it is stamped, if: (a) such shares arc registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction and the number of shares to be issued is less than 4.99% of the total issued common stock of the Company, (b) such holder provides the Company and the transfer agent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that a public sale or transfer of such security may be made without registration under the 1933 Act and such sale or transfer is effected. Nothing herein shall be construed to require the Transfer Agent to take any action which would violate state or federal rules, regulations or law. If an instruction herein would require such a violation, such instructions, but not any other term herein, shall be void and unenforceable.

The Company shall indemnify and defend you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its and Transfer Agent’s attorney) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is judicially determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company or the Investor in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in (his regard on the advice of counsel.

The Company agrees that in the event that the Transfer Agent resigns, is terminated or removed as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. The Company and the Investor agree that any action which names the Transfer Agent as a party shall be brought in a court of general jurisdiction in Washoe County, Nevada and no other court.

The Investor is a party to these instructions and accordingly is bound by these terms.

Very truly yours,

Friendable, Inc.

Robert Rositano Jr.
Chief Executive Officer

Acknowledged and Agreed:

Nevada Agency and Transfer Company

Amanda Cardinalli
President

Geneva Roth Remark Holdings, Inc.

Curt Kramer
Chief Executive Officer

50 West Liberty Street, Suite 880	Phone: (775) 322-0626
Reno, NV 89501	Fax: (775) 322-5623
info@natco.com
http://natco.com/

DIRECT REGISTRATION ACCOUNT STATEMENT AS OF 12/16/2020
Account (ID:321-511):	Issuer: FRIENDABLE, INC. (ID:804)

GENEVA ROTH REMARK HOLDINGS INC	State of Incorporation: NV
111 GREAT NECK ROAD STE 216	Outstanding Preferred: 164,950
GREAT NECK, NY 11021
United States
genevarothremark@gmail.com

Issuer: FRIENDABLE, INC. (ID:804)

Security Preferred:

Certificate ID	Certificate #	Issued	Restriction	CUSIP	ISIN	Security	Shares
167-491	BKC-117	10/28/2020	Rule 144			Preferred	36,300
Acquisition Date: 10/28/2020 for 36,300 shares
171-576	BKC-127	12/14/2020				Preferred	86,300
Acquisition Date: 11/27/2019 for 25,597.128891 shares, 12/11/2019 for 36,749.505562 shares, 03/25/2020 for 23,953.365547 shares, 11/13/2020 for 0 shares
171-609	BKC-128	12/16/2020	Rule 144			Preferred	42,350
Acquisition Date: 12/16/2020 for 42,350 shares

Number of Preferred Certificates: 3
Total Preferred Outstanding: 164,950

Security	CUSIP	Authorized Shares	Par Value
Preferred		51,000,000	$0.0001

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